Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

April 11, 2011

iPath® Exchange Traded Notes Trading Strategy Report

January 2011 - Data provided by ArcaVision

Exchange Traded Note	Ticker	Yearly Fee (bps)	Spread ($)	Spread (bps)	Avg. Quote Size (notes)	Avg. Quote Size ($)	Avg. Order Size ($)	Close Price ($)	Notes Outstanding (000s)	Market Cap ($M)	Volatility (%)	Avg. Daily Vol. (notes)	Avg. Daily Vol. ($M)	Pri. Mkt. Share (%)	Short Interest (%)
iPath® S&P 500 VIX Short-Term Futures™ ETN	VXX	89	0.01	3.0	4,000	$117,000	$14,000	$32.03	38,954	$1,247.7	46.0%	16,099,000	$530.5	25%	68%
iPath® S&P 500 VIX Mid-Term Futures™ ETN	VXZ	89	0.03	5.0	1,000	$46,000	$15,000	$58.11	12,826	$745.3	24.7%	674,000	$41.3	35%	4%
iPath® S&P GSCI® Crude Oil Total Return Index ETN	OIL	75	0.01	4.3	10,000	$253,000	$19,000	$25.45	26,504	$674.5	32.0%	946,000	$23.5	20%	1%
iPath® MSCI India Index℠ ETN	INP	89	0.07	9.3	1,000	$31,000	$22,000	$66.10	13,603	$899.2	28.9%	333,000	$23.5	33%	8%
iPath® Dow Jones-UBS Commodity Index Total Return℠ ETN	DJP	75	0.02	4.5	16,000	$786,000	$23,000	$49.54	60,343	$2,989.4	18.6%	468,000	$22.8	28%	3%
iPath® Dow Jones-UBS Copper Subindex Total Return℠ ETN	JJC	75	0.03	5.2	17,000	$961,000	$22,000	$59.20	4,381	$259.4	27.5%	245,000	$14.2	28%	7%
iPath® Dow Jones-UBS Grains Subindex Total Return℠ ETN	JJG	75	0.05	9.2	7,000	$362,000	$21,000	$54.93	4,540	$249.4	25.2%	213,000	$11.4	29%	0%
iPath® Dow Jones-UBS Sugar Subindex Total Return℠ ETN	SGG	75	0.16	17.3	1,000	$60,000	$34,000	$98.38	904	$88.9	43.8%	80,000	$7.4	28%	2%
iPath® Dow Jones-UBS Agriculture Subindex Total Return℠ ETN	JJA	75	0.10	15.6	4,000	$275,000	$28,000	$65.71	2,985	$196.2	21.7%	85,000	$5.3	35%	1%
iPath® Dow Jones-UBS Cotton Subindex Total Return℠ ETN	BAL	75	0.21	26.0	1,000	$75,000	$25,000	$86.16	879	$75.7	49.7%	63,000	$5.0	29%	33%
iPath® Dow Jones-UBS Livestock Subindex Total Return℠ ETN	COW	75	0.03	10.7	10,000	$311,000	$27,000	$32.08	3,120	$100.1	16.0%	98,000	$3.0	28%	1%
iPath® Dow Jones-UBS Softs Subindex Total Return℠ ETN	JJS	75	0.43	52.4	1,000	$122,000	$35,000	$87.46	823	$72.0	29.7%	26,000	$2.2	25%	0%
iPath® US Treasury Flattener ETN	FLAT	75	0.05	9.9	2,000	$110,000	$12,000	$45.90	670	$30.8	11.8%	36,000	$1.7	37%	16%
iPath® US Treasury Long Bond Bear ETN	DLBS	75	0.04	6.7	3,000	$156,000	$11,000	$54.02	225	$12.2	21.1%	28,000	$1.5	78%	26%
iPath® Dow Jones-UBS Coffee Subindex Total Return℠ ETN	JO	75	0.12	19.5	1,000	$80,000	$20,000	$65.71	580	$38.1	29.4%	24,000	$1.5	22%	13%
iPath® US Treasury 10-year Bear ETN	DTYS	75	0.03	6.0	1,000	$72,000	$12,000	$52.43	1,635	$85.7	22.6%	27,000	$1.4	70%	0%
iPath® Dow Jones-UBS Cocoa Subindex Total Return℠ ETN	NIB	75	0.10	23.5	1,000	$38,000	$12,000	$47.79	392	$18.8	35.3%	30,000	$1.3	28%	1%
iPath® Dow Jones-UBS Natural Gas Subindex Total Return℠ ETN	GAZ	75	0.03	33.3	1,000	$11,000	$5,000	$7.94	15,102	$119.9	27.3%	160,000	$1.3	21%	1%
iPath® US Treasury 10-year Bull ETN	DTYL	75	0.02	5.2	2,000	$75,000	$6,000	$47.37	195	$9.2	23.6%	18,000	$1.3	98%	1%
iPath® US Treasury Long Bond Bull ETN	DLBL	75	0.03	6.6	3,000	$123,000	$6,000	$45.35	270	$12.2	28.3%	21,000	$1.2	97%	2%
iPath® Dow Jones-UBS Tin Subindex Total Return℠ ETN	JJT	75	0.46	70.1	1,000	$92,000	$29,000	$71.36	759	$54.2	27.7%	18,000	$1.2	26%	1%
iPath® S&P GSCI® Total Return Index ETN	GSP	75	0.07	21.1	5,000	$168,000	$18,000	$35.17	3,224	$113.4	22.8%	32,000	$1.1	29%	1%
iPath® Long Extended Russell 2000® TR Index ETN	RTLA	50	0.12	19.4	1,000	$31,000	$8,000	$61.02	110	$6.7	52.3%	17,000	$1.0	98%	39%
iPath® Dow Jones-UBS Platinum Subindex Total Return℠ ETN	PGM	75	0.08	20.0	2,000	$101,000	$24,000	$42.04	1,767	$74.3	16.4%	18,000	$0.8	42%	0%
iPath® Dow Jones-UBS Industrial Metals Subindex Total Return℠ ETN	JJM	75	0.24	52.5	5,000	$219,000	$25,000	$47.31	1,650	$78.1	24.7%	16,000	$0.7	30%	0%
iPath® Inverse Jan. 2021 S&P 500 VIX Short-Term Futures™ ETN	IVO	89	0.02	10.8	1,000	$29,000	$3,000	$20.58	895	$18.4	52.0%	34,000	$0.7	63%	13%
iPath® US Treasury 2-year Bull ETN	DTUL	75	0.02	4.3	14,000	$703,000	$6,000	$51.10	155	$7.9	12.9%	8,000	$0.6	93%	6%

Exchange Traded Note	Ticker	Yearly Fee (bps)	Spread ($)	Spread (bps)	Avg. Quote Size (notes)	Avg. Quote Size ($)	Avg. Order Size ($)	Close Price ($)	Notes Outstand-ing (000s)	Market Cap ($M)	Volatility (%)	Avg. Daily Vol. (notes)	Avg. Daily Vol. ($M)	Pri. Mkt. Share (%)	Short Interest (%)
iPath® Dow Jones-UBS Precious Metals Subindex Total Return℠ ETN	JJP	75	0.22	28.8	2,000	$190,000	$33,000	$75.40	417	$31.4	20.3%	7,000	$0.5	44%	9%
iPath® Short Extended Russell 2000® TR Index ETN	RTSA	50	0.14	36.1	1,000	$19,000	$7,000	$38.26	225	$8.6	89.2%	13,000	$0.5	97%	2%
iPath® Dow Jones-UBS Energy Subindex Total Return℠ ETN	JJE	75	0.04	17.3	4,000	$101,000	$10,000	$23.47	743	$17.4	29.2%	16,000	$0.4	46%	2%
iPath® US Treasury Steepener ETN	STPP	75	0.05	9.0	3,000	$162,000	$25,000	$53.51	265	$14.2	10.6%	6,000	$0.3	79%	0%
iPath® US Treasury 2-year Bear ETN	DTUS	75	0.03	5.8	14,000	$710,000	$6,000	$48.55	165	$8.0	14.0%	5,000	$0.3	94%	13%
iPath® Dow Jones-UBS Nickel Subindex Total Return℠ ETN	JJN	75	0.28	74.5	3,000	$97,000	$19,000	$40.28	451	$18.2	34.8%	7,000	$0.3	33%	6%
iPath® JPY/USD Exchange Rate ETN	JYN	40	0.24	33.8	3,000	$240,000	$24,000	$71.88	254	$18.2	11.8%	3,000	$0.2	24%	3%
iPath® Optimized Currency Carry ETN	ICI	65	0.07	14.7	1,000	$16,000	$23,000	$46.03	551	$25.4	5.7%	5,000	$0.2	49%	6%
iPath® Long Enhanced S&P 500 VIX Mid-Term Futures™ ETN	VZZ	89	0.05	24.7	1,000	$18,000	$4,000	$18.37	825	$15.2	69.0%	11,000	$0.2	73%	0%
iPath® Long Extended S&P 500® TR Index ETN	SFLA	35	0.09	14.7	1,000	$24,000	$50,000	$62.51	60	$3.8	25.8%	2,000	$0.2	49%	33%
iPath® Long Extended Russell 1000® TR Index ETN	ROLA	50	0.07	10.9	1,000	$24,000	$28,000	$61.48	80	$4.9	26.5%	2,000	$0.2	95%	7%
iPath® Dow Jones-UBS Aluminum Subindex Total Return℠ ETN	JJU	75	0.29	89.6	4,000	$118,000	$33,000	$33.49	350	$11.7	21.2%	4,000	$0.1	36%	0%
iPath® CBOE S&P 500 BuyWrite Index℠ ETN	BWV	75	0.06	12.3	1,000	$48,000	$10,000	$48.05	350	$16.8	5.3%	2,000	$0.1	70%	0%
iPath® Dow Jones-UBS Lead Subindex Total Return℠ ETN	LD	75	0.58	91.1	2,000	$142,000	$34,000	$63.21	105	$6.6	38.5%	2,000	$0.1	42%	1%
iPath® Long Enhanced MSCI Emerging Markets Index ETN	EMLB	80	0.18	16.1	1,000	$24,000	$145,000	$106.79	40	$4.3	36.5%	1,000	$0.1	97%	16%
iPath® Short Extended S&P 500® TR Index ETN	SFSA	35	0.08	20.7	1,000	$16,000	$58,000	$37.57	85	$3.2	59.3%	3,000	$0.1	61%	55%
iPath® Short Extended Russell 1000® TR Index ETN	ROSA	50	0.11	29.0	1,000	$13,000	$19,000	$37.04	115	$4.3	45.2%	1,000	$0.1	98%	1%
iPath® Long Enhanced MSCI EAFE® Index ETN	MFLA	80	0.31	27.0	1,000	$22,000	$12,000	$120.52	40	$4.8	42.3%	1,000	$0.1	100%	0%
iPath® GBP/USD Exchange Rate ETN	GBB	40	0.03	7.8	3,000	$116,000	$7,000	$42.67	111	$4.8	11.4%	1,000	$0.0	61%	0%
iPath® EUR/USD Exchange Rate ETN	ERO	40	0.05	9.9	2,000	$92,000	$22,000	$53.18	122	$6.5	14.5%	1,000	$0.0	38%	0%
iPath® Short Enhanced MSCI EAFE® Index ETN	MFSA	80	0.21	25.4	1,000	$15,000	$39,000	$78.94	40	$3.2	44.7%	1,000	$0.0	92%	6%
iPath® Short Enhanced MSCI Emerging Markets Index ETN	EMSA	80	0.38	43.6	1,000	$15,000	$9,000	$94.81	50	$4.7	49.4%	1,000	$0.0	94%	0%
iPath® Global Carbon ETN	GRN	75	0.72	279.6	1,000	$16,000	$16,000	$26.00	162	$4.2	30.2%	1,000	$0.0	20%	1%

Field Definitions (in order of fields above):
Investor Fee (bps) - The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount o your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com. Subject to requirements described in the prospectus, the Securities may be redeemed with the issuer in large, institutional blocks (typically, 50,000 Securities). A redemption charge will apply when redeeming units of the iPath® MSCI India Index℠ ETN, iPath® S&P 500 VIX Short-Term Futures™ ETN, and iPath® S&P 500 VIX Mid-Term Futures™ ETN.
Spread ($) - The difference in the volume-weighted average bid and offer for all executed orders less than 10,000 notes. Measure of the average cost an investor pays for each share.
Spread (bps) - The difference in the volume-weighted average bid and offer for all executed orders less than 10,000 notes. *Calculation: Spread ($) divided by Weighted Volume Avg. Price ($)*
Avg. Quote Size (nt) - The average quoted depth in notes available at the national best bid and offer. (This provides a true representation of the aggregated size in notes at the inside.)
Avg. Quote Size ($) - The average quoted depth in dollars available at the national best bid and offer. (This provides a true representation of the aggregated size in dollars at the inside.)
Avg. Order Size ($) - The average dollar amount of an order. *Calculation: Order Size (notes) multiplied by Volume Weighted Average Price ($)*
Close Price ($) - The last trade on the last trading day of the month.
Notes Outstanding (000s) - The total notes outstanding for the note.
Market Cap ($) - Market capitalization of the note.
Volatility (%) - The standard deviation or measure of the relative price change of the month's closing prices.
Avg. Daily Volume (notes) - The average daily closing composite volume in notes during the month.

Avg.

Avg. Avg. Notes Market Avg. Pri. Mkt. Short Yearly Spread Spread Quote Close Volatility Avg. Daily Exchange Traded Note Ticker Quote Order Outstand- Cap Daily Share Interest Fee (bps) ($) (bps) Size Price ($) (%) Vol. (notes) Size ($) Size ($) ing (000s) ($M) Vol. ($M) (%) (%) (notes) Avg. Daily Volume ($M)—The average daily closing composite volume in millions of dollars during the month.

Primary Market Share (%)—Market share of volume on the primary listed market.

Short Interest %—Percent of the short positions to total notes. Could be used to follow market sentiment, liquidity, & order flow. Calculation: Short interest position divided by total notes outstanding. Short interest is a snapshot of the number of short positions settled as of the 15th of each month or

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones ®,” “DJ,” “Dow Jones Indexes”, “UBS”, “Dow Jones-UBS Commodity IndexSM”, “DJ-UBSCISM”, “Dow Jones-UBS Commodity Index Total ReturnSM”, “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, “Dow Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Total ReturnSM”, “Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Copper Subindex Total ReturnSM”, “Dow Jones-UBS Cotton Subindex Total ReturnSM”, “Dow Jones-UBS Energy Subindex Total ReturnSM”, “Dow Jones-UBS Grains Subindex Total

ReturnSM”, “Dow Jones-UBS Industrial Metals Subindex Total ReturnSM”, “Dow Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total ReturnSM”, “Dow Jones-UBS Natural Gas Subindex Total ReturnSM”, “Dow Jones-UBS Nickel Subindex Total ReturnSM”, “Dow Jones-UBS Platinum Subindex Total ReturnSM”, “Dow Jones-UBS Precious Metals Subindex Total ReturnSM”, “Dow Jones-UBS Softs Subindex Total ReturnSM”, “Dow Jones-UBS Sugar Subindex Total ReturnSM” and “Dow Jones-UBS Tin Subindex Total ReturnSM” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sub-licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes, or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities based on any of the indices particularly.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“S&P GSCI®”, “S&P GSCI® Index”, “S&P GSCI® Total Return Index”, “S&P GSCI® Commodity Index” and “S&P GSCI® Crude Oil Total Return Index” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI ® to track general stock market performance.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500TM” and “500” are trademarks of S&P and “BuyWrite” and “CBOE” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”). These marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE and neither S&P nor CBOE make any representation regarding the advisability of investing in the Securities.

“Barclays Capital Intelligent Carry IndexTM” and the “USD Intelligent Carry IndexTM” are trademarks of Barclays Bank PLC.

“Barclays Capital Global Carbon IndexTM” and “Barclays Capital Global Carbon Index Total ReturnTM” are trademarks of Barclays Bank PLC.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500TM”, “S&P 500 VIX Short-Term Futures™” and “S&P 500 VIX Mid-Term Futures™” are trademarks of S&P and have been licensed for use by Barclays. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance.

“Barclays Capital US Treasury 2Y/10Y Yield Curve Index TM”, “Barclays Capital 2Y US Treasury Futures Targeted Exposure Index TM”, “Barclays Capital 10Y US Treasury Futures Targeted Exposure Index TM” and “Barclays Capital Long Bond US Treasury Futures Targeted Exposure Index TM” are trademarks of Barclays Bank PLC.

“Russell 1000® Index” and “Russell 2000® Index” are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Securities.

© 2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0355-0411

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE